February 29, 2012

JPMorgan Trust I

245 Park Avenue

New York, NY 10167

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A until March 1, 2013. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation1, extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the J.P. Morgan Funds’ Board of Trustees deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

JPMorgan Funds Management, Inc.

JPMorgan Distribution Services, Inc.

By:

Accepted by:

JPMorgan Trust I

By:

[1]	The expenses related to litigation and potential litigation will be excluded for certain Funds as follows:

•	For JPMorgan Tax Aware Equity Fund beginning March 26, 2012

•	For JPMorgan Global Allocation Fund beginning May 1, 2012

•	For JPMorgan Global Opportunities Fund beginning March 1, 2013

    For all other Funds, the expenses related to litigation and potential litigation will be excluded beginning February 29, 2012.

JPMTI Fee Waiver Agreement

SCHEDULE A

	Class A	Class B	Class C	Select	Institutional	Class R2	Class R5	Class R6
JPMorgan Asia Equity Fund[1]	1.75%			1.50%	1.35%
JPMorgan China Region Fund[1]	2.00%		2.50%	1.75%
JPMorgan Emerging Economies Fund[1]	1.60%		2.10%	1.35%			1.15%
JPMorgan Emerging Markets Equity Fund[1]	2.00%	2.50%	2.50%	1.75%	1.45%
JPMorgan Global Allocation Fund[1]	1.05%		1.55%	0.80%		1.30%
JPMorgan Global Equity Income Fund[1]	1.25%		1.75%	1.00%		1.50%	0.80%
JPMorgan Global Natural Resources[1]	1.30%		1.80%	1.05%		1.55%	0.85%	0.80%
JPMorgan Global Opportunities Fund[1]	1.25%		1.75%	1.00%		1.50%	0.80%	0.75%
JPMorgan Growth Long/Short Fund[1]	1.95%		2.45%	1.70%
JPMorgan Income Builder Fund[1]	0.75%		1.25%	0.60%
JPMorgan India Fund[1]	2.00%		2.50%	1.75%
JPMorgan International Currency Income Fund[1]	0.80%		1.55%	0.60%
JPMorgan International Equity Fund[1]	1.31%	1.81%	1.81%	1.06%		1.56%	0.86%	0.81%
JPMorgan International Opportunities Fund[1]	1.31%	1.92%	1.92%	1.06%	0.91%			0.81%
JPMorgan International Opportunities Plus Fund[1]	1.50%		2.00%	1.25%
JPMorgan International Realty Fund[1]	1.40%		1.90%	1.15%			0.95%
JPMorgan International Small Cap Equity Fund[1]	1.75%	2.25%		1.50%	1.35%
JPMorgan International Value Fund[1]	1.35%	1.85%	1.85%	1.10%	0.95%	1.60%		0.85%
JPMorgan Intrepid European Fund[1]	1.50%	2.00%	2.00%	1.25%	1.00%
JPMorgan Intrepid International Fund[1]	1.50%		2.00%	1.25%	1.00%	1.75%
JPMorgan Latin America Fund[1]	1.90%		2.40%	1.65%
JPMorgan Multi-Cap Long/Short Fund[1]	1.95%		2.45%	1.70%
JPMorgan Research Equity Long/Short Fund[1]	1.75%		2.25%	1.50%			1.30%
JPMorgan Research Market Neutral Fund[1]	1.50%	2.00%	2.00%	1.25%	1.00%
JPMorgan Russia Fund[1]	2.00%		2.50%	1.75%
JPMorgan Strategic Preservation Fund[1]	1.35%		1.85%	1.10%			0.90%
JPMorgan Tax Aware Equity Fund[1]	1.05%		1.55%	0.80%	0.55%
JPMorgan Tax Aware Real Return Fund[1]	0.75%		1.40%	0.65%	0.50%

[1]	Expense limitation is in place until at least 3/1/13.